Exhibit 10.3

NEVRO CORP.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Kevin Thornal (“Executive”) and Nevro Corp. (the “Company” and, together with Executive, the “Parties”), effective as of April 24, 2023 (the “Effective Date”).

R E C I T A L S

A.
The Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof.
B.
Executive desires to provide services to the Company on the terms herein provided.
C.
Certain capitalized terms used in this Agreement are defined in Section 11 below.

In consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.
Employment.
(a)
General. The Company shall employ Executive as a full-time employee of the Company effective as of the Effective Date for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.
(b)
Position and Duties. Commencing on the Effective Date, Executive shall serve as the Company President and Chief Executive Officer and shall report directly to the Board in Executive’s capacities as President and Chief Executive Officer. Executive shall also serve in such other capacity or capacities as the Board may from time to time prescribe. As a Company employee, Executive will be expected to comply with Company policies. Commencing as of the Effective Date, Executive shall, subject to Board and, if necessary, shareholder approval, be appointed to serve as a member of the Board, and, at the end of Executive’s Board term, the Company shall use commercially reasonable efforts to cause Executive to be reelected as a member of the Board.
(c)
Location. Executive shall perform services for the Company at the Company’s offices located in Redwood City, California or, with the Company’s consent, at any other place in connection with the fulfillment of Executive’s role with the Company; provided, however, that (i) Company acknowledges that Executive will for up to the next fifteen (15) months continue to reside in the San Diego metropolitan area and commute to the Company’s Redwood City offices on a regular basis before relocating to the San Francisco Bay Area thereafter and (ii) the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

(d)
Exclusivity. It is the Company’s understanding that there is not any other agreement with a prior employer that would restrict Executive in continuing to perform the duties of Executive’s position with the Company and Executive represents that such is the case. Moreover, Executive agrees that, during Executive’s employment with the Company, Executive will not engage in any other employment, occupation, consulting or other business activity directly related to a business involved in the development, manufacturing and/or marketing of a spinal cord neuro-stimulation for the treatment of pain or any other specific business the Company actively pursues during Executive’s employment (a “Competing Business”), nor will Executive engage in any other activities that materially conflict with Executive’s obligations to the Company. For the avoidance of doubt, the Company acknowledges that Executive shall not be prevented from being employed or otherwise providing services to a Competing Business following the termination of Executive’s employment hereunder, subject to Executive’s continuing obligations under the Confidential Information Agreement (as defined below). Executive agrees not to bring any third-party confidential information to the Company, including that of Executive’s former employer, and that in performing Executive’s duties for the Company Executive will not in any way utilize any such information. Notwithstanding the forgoing, Executive may serve in any capacity with any civic, educational or charitable organization, and subject to the prior approval of the Board, Executive may also serve as a member of the board of directors of a company that is not a Competing Business, provided that such service does not materially interfere with Executive’s duties and responsibilities to the Company hereunder. The Board has consented to the board service listed on Exhibit A hereto, such consent to continue until such time such service interferes or otherwise conflicts with Executive’s duties and responsibilities hereunder.
2.
Compensation and Related Matters.
(a)
Base Salary. Executive’s annual base salary (as may be increased from time to time, the “Base Salary”) shall be $750,000, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices. The Board or its compensation committee (the “Compensation Committee”) shall review Executive’s Base Salary periodically and may increase, but not reduce, Executive’s Base Salary from time to time, in its discretion.
(b)
Annual Bonus. Executive will be eligible to receive a discretionary annual performance bonus (the “Annual Bonus”), with a target achievement of one hundred percent (100%) of Executive’s then-current Base Salary (the “Target Bonus”) up to a maximum of two hundred percent (200%) of Executive’s Target Bonus. Any Annual Bonus amount payable shall be based on the achievement of performance goals to be established by the Company after consultation with Executive at the start of each fiscal year. The Board or Compensation Committee shall review Executive’s Annual Bonus periodically. Any Annual Bonus earned by Executive pursuant to this section shall be paid to Executive, less authorized deductions and required withholding obligations, within three months following the end of the fiscal year to which the bonus relates.
(c)
Equity Awards. On, or as soon as administratively practicable after, the Effective Date, the Company will grant Executive an award of 135,623 restricted stock units (the “RSUs”) and an award of 135,623 performance stock units (the “PSUs”), in each case, as an inducement for Executive to commence employment with the Company.

(i)
Each RSU shall constitute the contingent right to be issued one share of Company common stock upon vesting. The RSUs shall vest as to one-third of the total number of RSUs initially subject to the award upon the first anniversary of the Effective Date and as to one-twelfth of the total number of RSUs initially subject to the award on each quarterly anniversary of the Effective Date, thereafter, in each case, subject to Executive’s continuous service to the Company through the applicable vesting date. The RSUs will be subject to the terms of the plan pursuant to which the RSUs are granted and an RSU agreement to be entered into between Executive and the Company.
(ii)
Each PSU shall constitute the contingent right to receive up to two shares of Company common stock. The number of shares issuable upon vesting of each PSU shall be determined using a pre-established formula tied to: (A) the achievement of relative total shareholder return targets set by the Board for the Company compared to the S&P Healthcare Equipment Select Industry Index commencing on the Effective Date and ending on the earlier of April 24, 2025 or the consummation of a Change in Control, and (B) the achievement of cumulative revenue targets set by or adjusted by the Board under the Company’s annual operating plan and measured over the period commencing on January 1, 2023 and ending on the earlier of December 31, 2024 or the consummation of a Change in Control, in each case (other than the performance period for (A) above), on the same terms and conditions as PSU awards granted to Company executives on March 7, 2023. The PSUs will otherwise be subject to the plan pursuant to which they are granted and a PSU agreement to be entered into between Executive and the Company.
(iii)
Additional Equity Grants. Executive will be eligible for additional equity awards to be awarded in the discretion of the Board and/or Compensation Committee.
(d)
Sign-On Bonus. The Company will provide Executive a signing and retention bonus of $250,000 (the “Sign-on Payment”), subject to all standard payroll taxes and applicable withholdings, to be paid within thirty (30) days of the Effective Date. The Sign-on Payment will be paid to Executive as an advance, and to earn the Sign-On Payment Executive must remain continuously employed with the Company for two years following the Effective Date. If Executive terminates his employment with Nevro for any reason or is terminated for Cause (i) within one year of the Effective Date, Executive will be required to immediately repay the Company the full amount of the Sign-on Payment or (ii) between one and two years of the Effective Date, Executive will be required to immediately repay the Company fifty percent (50%) of the Sign-on Payment.
(e)
Transition Payments. In connection with Executive’s planned temporary commute and relocation to the Bay Area as contemplated by Section 1(c) above, the Company will provide Executive with a temporary commuting and relocation package, the benefits and payments of which (the “Transition Payments”) are set forth in Exhibit B hereto. The Transition Payments will be paid to Executive as an advance, and to earn the Transition Payments Executive must remain continuously employed with the Company for two years following the Effective Date. If Executive terminates his employment with the Company for any reason or is terminated by the Company for Cause (i) within one year of the Effective Date, then Executive will be required to immediately repay the Company the full amount of any Transition Payments or (ii) between one and two years of the Effective Date, Executive will be required to immediately repay the Company fifty percent (50%) of any Transition Payments made to Executive during his first 12 months of employment and one hundred percent (100%) of any Transition Payments made to Executive during his second 12 months of employment.

(f)
Vacation; Benefits. Executive shall be entitled to paid time-off and such other benefits in accordance with Company policy for similarly situated senior management of the Company.
(g)
Business Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred in the conduct of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies.
(h)
Tax Preparation Services. In the event that Executive is required to transition any personal tax preparation services currently being provided by the Company’s external auditors to another tax firm, the Company will cover any such expenses with the new tax firm for the 2023 calendar year.
3.
Termination.
(a)
At-Will Employment. The Company and Executive acknowledge that Executive’s employment shall be “at-will,” as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Board at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company, provided, that the Company acknowledges that any such change may give rise to Good Reason (as defined below). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized member of the Board. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.
(b)
Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.
4.
Obligations upon Termination of Employment.
(a)
Executive’s Obligations. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else), provided however that Executive may retain copies of any agreement Executive has executed with the Company and any document that reflects Executive’s compensation and benefits from the Company. For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (PDA) devices, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates. In addition, Executive shall continue to be subject to the Confidential Information Agreement. The representations and warranties contained herein and Executive’s obligations under Subsection 4(a) and the Confidential Information Agreement hereof shall survive the termination of Executive’s employment and the termination of this Agreement.
(b)
Payments of Accrued Obligations upon Termination of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date Executive terminates employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Base Salary earned through Executive’s termination date not theretofore paid, (ii) any expenses owed to Executive under Section 2(e) above, (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(d) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(d) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.
(c)
Severance Payments upon a Covered Termination Other Than During a Change in Control Period. If Executive experiences a Covered Termination at any time other than during a Change in Control Period, and if Executive delivers to the Company a duly executed general release of claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:
(i)
Severance. Executive shall be entitled to receive an amount equal to eighteen (18) months of Executive’s annual Base Salary in effect as of Executive’s termination date (without giving effect to any reduction providing a basis for Good Reason), less applicable withholdings, and payable in a cash lump sum on the first regular payroll date following the date Executive’s Release of Claims becomes effective and irrevocable.
(ii)
RSU Awards. In the event such Covered Termination occurs on or prior to the eighteen month anniversary of the Effective Date, each outstanding restricted stock unit only held by Executive that is scheduled to vest solely based upon Executive’s continued services shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to that number of shares of Company common stock subject to such award that would have vested had Executive’s employment continued for eighteen (18) months immediately following Executive’s termination date. For the avoidance of doubt, all outstanding unvested equity awards, other than restricted stock units contemplated under this subsection (ii) (including, but not limited to, performance stock units) that have not become vested on or prior to the date of such Covered Termination will thereupon be automatically forfeited by Executive without payment of any consideration therefor.
(iii)
Continued Healthcare. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to Executive’s date of termination pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or, at Executive’s option, reimburse Executive for, the premium for Executive and Executive’s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period (the “COBRA Period”) commencing on the first day of the first full calendar month following the date the Release of Claims becomes effective and irrevocable through the earlier of (A) the last day of the eighteenth (18th) full calendar month following the date the Release of Claims becomes effective and irrevocable and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof). Executive agrees to notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to this Section4(c)(iii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.
(d)
Severance Payments upon a Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, and if Executive executes a Release of Claims that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:
(i)
Severance. Executive shall be entitled to receive an amount equal to the sum of (A) twenty-four (24) months of Executive’s then-existing annual Base Salary plus (B) two (2) times Executive’s Target Bonus assuming achievement of performance goals at target, in each case, as in effect as of Executive’s termination date. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release of Claims becomes effective and irrevocable.

(ii)
Equity Awards. Each outstanding equity award, including, without limitation, each stock option, restricted stock unit and restricted stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the then-unvested shares subject to such outstanding award effective as of immediately prior to such termination date.
(iii)
Continued Healthcare. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to Executive’s date of termination pursuant to the provisions of COBRA. If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or, at Executive’s option, reimburse Executive for, the premium for Executive and Executive’s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period commencing on the first day of the first full calendar month following the date the Release of Claims becomes effective and irrevocable through the earlier of (A) the last day of the twenty-fourth (24th) full calendar month anniversary following the date Release of Claims becomes effective and irrevocable and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof). Executive agrees to notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to this Section4(d)(iii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.
(e)
No Other Severance. The provisions of this Section 4 shall supersede in their entirety any severance payment or other arrangement provided by the Company, including, without limitation, the Prior Agreement and any severance plan/policy of the Company.
(f)
No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any party
(g)
Certain Reductions. The Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (ii) any Company policy or practice providing for Executive to remain on the payroll without being in active service for a limited period of time after being given notice of the termination of Executive’s employment. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to any such statutory obligation of the Company.
5.
Limitation on Payments.
(a)
Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a part of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.
(b)
If a Reduced Payment is made pursuant to this Section 5, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.
(c)
The independent registered public accounting firm engaged by the Company as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, group or entity effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.
(d)
The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
6.
Successors.
(a)
Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)
Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
7.
Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel of the Company.
8.
Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration in San Mateo County, California through Judicial Arbitration & Mediation Services (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and California law. A copy of the current JAMS employment arbitration rules can be found at https://www.jamsadr.com/rules-employment-arbitration/ By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS’s arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.
9.
Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.
(a)
Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 4 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) and, except as provided under Section 9(b) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.
(b)
Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the first day of the seventh (7th) month following the date of the Executive’s Separation from Service, all payments deferred pursuant to this Section 9(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c)
Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(d)
Installments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.
10.
Miscellaneous Provisions.
(a)
Work Eligibility; Confidentiality Agreement. As a condition of Executive’s employment with the Company, Executive will be required to provide evidence of Executive’s identity and eligibility for employment in the United States and satisfy background, employment and reference checks; and, in the event Executive fails to satisfy such condition, this Agreement shall be deemed void ab initio and of no further force or effect. It is required that Executive brings the appropriate documentation with Executive at the time of employment. As a further condition of Executive’s employment with the Company, Executive shall enter into and abide by the Company’s Proprietary Information and Inventions Assignment Agreement (the “Confidential Information Agreement”).
(b)
Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. If Executive is indebted to the Company at Executive’s termination date, the Company reserves the right to offset any severance payments under this Agreement by the amount of such indebtedness.
(c)
Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein or in the Confidential Information Agreement, nothing in this Agreement or the Confidential Information Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including but not limited to the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement or the Confidential Information Agreement: (i) Executive shall not be in breach of this Agreement or the Confidential Information Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
(d)
Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(e)
Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including, without limitation, any severance plan of the Company or the Executive’s Offer Letter with the Company.
(f)
Amendment. This Agreement cannot be amended or modified except by a written agreement signed by Executive and an authorized member of the Company.
(g)
Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.
(h)
Severability. The finding by a court of competent jurisdiction or arbitrator of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court or arbitrator shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.
(i)
Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
(j)
Representations; Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement.
(k)
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
11.
Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)
Board. The “Board” means the Company’s board of directors.
(b)
Cause. “Cause” means (i) theft or falsification of any employment or Company records committed by Executive that is not trivial in nature; (ii) malicious or willful, reckless disclosure by Executive of the Company’s confidential or proprietary information; (iii) commission by Executive of any immoral or illegal act or any gross or willful misconduct, where a majority of the non-employee members of the Board reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Board to entrust Executive with important matters or otherwise work effectively with Executive, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries; (iv) Executive’s failure to have permanently relocated to the San Francisco Bay area no later than fifteen (15) months from the Effective Date; and/or (v) the willful failure or refusal by Executive to follow the reasonable and lawful directives of the Board, provided such failure or refusal continues after Executive’s receipt of reasonable notice in writing of such failure or refusal and an opportunity of not less than thirty (30) days to correct the problem. Anything herein to the contrary notwithstanding, no act, or failure to act, on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by Executive without a good faith belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company.
(c)
Change in Control. “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)
A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;
(ii)
During any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Sections 11(c)(i) or 11(c)(iii) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(iii)
The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(A)
which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(B)
after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 9(b)(iii)(2) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

(d)
Change in Control Period. “Change in Control Period” means the period of time commencing three (3) months prior to a Change in Control and ending twenty-four (24) months following the Change in Control.
(e)
Covered Termination. “Covered Termination” shall mean the termination of Executive’s employment by the Company other than for Cause or by Executive for Good Reason or due to Executive’s death or Disability.
(f)
Disability. “Disability” shall mean Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.
(g)
Good Reason. “Good Reason” means Executive’s right to resign from employment with the Company after providing written notice to the Company within sixty (60) days after one or more of the following events occurs without Executive’s consent provided such event remains uncured thirty (30) days after Executive delivers to the Company of written notice thereof: (i) a reduction in Executive’s authority, duties or responsibilities as President or Chief Executive Officer, including, but not limited to, a material reduction of authority, duties and responsibilities which results from Executive no longer serving as an officer of the Company; (ii) a material reduction by the Company in Executive’s Base Salary in effect immediately prior to such reduction, or a breach of Section 2(a) herein; (iii) the forced relocation of the principal place of business at which Executive performs services for the Company that increases Executive’s one way commute by thirty-five (35) miles or more; or (iv) the failure of any entity that acquires all or substantially all of the assets of the Company in a Change in Control to assume the Company’s obligations under this Agreement.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

NEVRO CORP.
By:	/s/ Kashif Rashid
Title:	General Counsel
Date:	4/24/23

EXECUTIVE
/s/ Kevin Thornal
Name: Kevin Thornal
Date:	4/24/23

Signature Page to Employment Agreement

Permitted Directorships

EXHIBIT B

Temporary Commuting and Living Expenses:

In order to help support the cost of travel from CEO’s home in the San Diego metropolitan area to Redwood City, CA and temporary housing for up to 15 months after the CEO's start date, the company will provide a travel stipend of $25,000 per month that will continue to be payable until the earlier of (i) the date CEO has permanently relocated to the Bay Area and (ii) 15 months from the CEO’s start date.

Relocation to Bay Area Assistance:

Home Search Expenses: The company will reimburse the CEO for all reasonable expenses incurred during his family’s home search, including travel expenses, lodging and meals. The maximum amount reimbursed will be (receipts required for all expenses):

•
Up to three (3) trips not to exceed twelve (12) days
•
Round trip business-class airfare for employee and spouse
•
Reasonable meals, lodging and rental care for employee and spouse
•
Meals up to $150 per day

Departure Home Sale Assistance:

•
Our relocation company, RCI, will provide marketing assistance; realtor pre-approval required
•
Direct reimbursement of reasonable and customary selling expenses (excluding realtor commission fees), based upon final settlement statement and receipts

Bay Area Home Purchase Assistance:

•
Our relocation company, RCI, will provide home purchase assistance; realtor pre-approval required
•
Customary and non-recurring closing costs based upon settlement statement and receipts; no points

Spousal/Partner Career Assistance and/or Acclimation Assistance:

•
Career transition assistance for accompanying spouse, if needed
•
Community acclimation assistance
•
Services up to $5,000

Moving Expenses: The company will cover all reasonable expenses related to the actual move, including packing and transportation of household goods, furniture, and personal belongings.

Miscellaneous Expenses: The company will cover all reasonable expenses related to the relocation, including shipping costs, storage fees, and any other expenses directly related to the relocation. The maximum amount reimbursed will be $7,500.

All amounts reimbursed for relocation only will be grossed up to cover taxes and the CEO will be required to submit all receipts and documentation for all expenses incurred.